EXHIBIT 10.52

                      PURCHASE AND SALE OF ASSETS AGREEMENT


               THIS PURCHASE AND SALE OF ASSETS AGREEMENT (the "Agreement") is executed and delivered as of January 1, 1998, among U S LIQUIDS NORTHEAST, INC., a Delaware corporation ("Buyer"); U S LIQUIDS INC., a Delaware corporation ("Parent"); SUBURBAN WASTEWATER SERVICES INC., a Massachusetts corporation ("Seller"); and GLENN A. PRATT ("Pratt"), JAMES D. BAIRD, PETER J. COLLINS AND JOHN J. BAILEY ("Bailey") its sole stockholders ("Stockholders").

                                P R E M I S E S:

               WHEREAS, Seller operates a non-hazardous commercial waste transportation, and disposal business in the Braintree, Massachusetts area (the "Business");

               WHEREAS, as part of the Business, Seller subleases certain improved real property located in Braintree, Massachusetts pursuant to a written lease dated July 1, 1995 with Suburban Contract Cleaning, Inc. (the "Land");

               WHEREAS, Buyer desires to purchase and acquire substantially all of the assets, properties and contractual rights of Seller used in connection with the Business and Seller desires to sell such assets, properties and contractual rights to Buyer, all in accordance with the terms and conditions set forth in this Agreement;

               WHEREAS, Stockholders hold all of the outstanding capital stock of Seller and Buyer is unwilling to enter into this Agreement without the covenants and promises of Stockholders herein set forth; and

               NOW, THEREFORE, in consideration of Ten Dollars ($10), the mutual promises and covenants herein contained and other good and valuable consideration, received to the full satisfaction of each of them, the parties hereby agree as follows:

                               A G R E E M E N T:

                            ARTICLE 1. SALE OF ASSETS

               SECTION 1.1 DESCRIPTION OF ASSETS. Upon the terms and subject to the conditions set forth in this Agreement, Seller does hereby grant, convey, sell, transfer and assign to Buyer the following assets, properties and contractual rights of Seller, wherever located, subject to the exclusions hereinafter set forth:

               (a) all equipment used or for use in the operation of the Business, including, without limitation, the equipment listed on
        Schedule 1.1(a) attached hereto and made a part hereof (the
        "Equipment");
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               (b) all of the motor vehicles used or for use in the Business, and all radios, attachments, accessories and materials handling equipment now located in or on such motor vehicles (the "Rolling Stock"), as the same are listed and more completely described by manufacturer, model number and model year on Schedule 1.1(b), attached hereto and made a part hereof;

               (c) all manual and automated routing and billing information and components thereof;

               (d) all contractual rights of Seller with Seller's customers (whether oral or in writing) relating to the conduct of the Business (the "Customer Accounts"), and all commitments, lists, leases, permits, licenses, consents, approvals, franchises and other instruments relating to the Customer Accounts (the "Related Approvals"); a complete and accurate list of the Customer Accounts and the Related Approvals is set forth on Schedule 1.1(d), attached hereto and made a part hereof, and true and complete copies of all Customer Accounts and Related Approvals shall be delivered to Buyer simultaneously with the execution and delivery of this Agreement;

               (e) all of Seller's inventory of parts, tires and accessories of every kind, nature and description used or for use in connection with the Business (the "Inventory");

               (f) all right, title and interest of Seller in and to all trade secrets, proprietary rights, symbols, trademarks, service marks, logos and trade names used in the Business;

               (g) all permits, licenses, franchises, consents and other approvals relating to the Business set forth on Schedule 1.1(g), attached hereto and made a part hereof (the "Permits"), true and complete copies of which are attached to Schedule 1.1(g);

               (h)    Seller's leasehold interest in the Land;

               (i) all of Seller's right, title and interest in and to the name "Suburban Wastewater Services Inc." and the right to use such name (the "Business Name");

               (j) all of Seller's existing documents, files and other material related to all current or past customers of the Business;

               (k) all of Seller's shop tools, nuts and bolts relating to the Business; and

               (l) all of the goodwill of the Business.

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All of the foregoing assets, properties and contractual rights are hereinafter sometimes collectively called the "Assets."

               SECTION 1.2 EXCLUDED ASSETS. The parties agree that there shall be excluded from the Assets the following which are not being sold to Buyer pursuant to this Agreement (the "Excluded Assets"): (a) all cash on hand and on deposit of Seller, except as set forth in Section 1.5 hereof; (b) all accounts receivable of Seller ("Accounts Receivable") as of the close of business on the date of Closing (hereinafter defined); (c) all real property other than Seller's leasehold interest in the Land; (d) all contracts and contract rights and obligations of Seller (whether oral or in writing) other than the Customer Accounts and all commitments, lists, leases, permits, licenses, consents, approvals, franchises and other instruments not relating to the Customer Accounts or the Business; (e) all employment contracts to which Seller is a party or by which Seller is bound; and (f) all motor vehicles of Seller that are not Rolling Stock.

               SECTION 1.3 NON-ASSIGNMENT OF CERTAIN CUSTOMER ACCOUNTS. Notwithstanding anything to the contrary in this Agreement, to the extent that the assignment hereunder of any Customer Account shall require the consent of any third party, neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution thereof; provided, however, that in each such case, Seller shall use its best efforts to obtain the consent of such other party to such assignment to Buyer. If such consent is not obtained, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits under any such Customer Account, including, without limitation, an adjustment of the purchase price set forth in Section 2.1 hereof and enforcement for the account and benefit of Buyer, of any and all rights of Seller against any other person arising out of the breach or cancellation of any such Customer Account by such other person, or otherwise. Attached hereto as Schedule 1.3 is a list of all Customer Accounts requiring consent to their assignment.

               SECTION 1.4  SELLER ACCOUNTS RECEIVABLE.

               (a) Buyer shall have no liability or obligation whatsoever to Seller in connection with the Accounts Receivable and Buyer shall not be responsible for collecting the Accounts Receivable. However, if Buyer receives any payments which are designated by the customer as being toward such Accounts Receivable, then Buyer shall forward such payments to Seller as set forth in Section 1.4(b). Attached hereto as Schedule
        1.4 is a true and complete list of all Accounts Receivable of Seller as of January 1, 1998.

               (b) All sums representing Accounts Receivable as set forth on
        Schedule 1.4 collected by Buyer from the customers

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        set forth on Schedule 1.1(d) shall be conclusively presumed to be receipts from the collection of the oldest Accounts Receivable of such customer unless the customer specifically indicates otherwise in writing. All such sums received by Buyer shall be received in trust and shall be remitted to Seller on a regular basis (but at least monthly), together with an itemized list of the sources thereof. Seller shall be entitled to take such action as may be necessary in order to collect its unpaid Accounts Receivable; provided, however, that Seller agrees not to deliver any such Accounts Receivable to a collection agency or institute any litigation related to an Accounts Receivable without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

               SECTION 1.5 PRORATION OF CASH ON HAND. Seller shall pay all expenses and be entitled to all revenues related to the Business up to and including the close of business on December 31, 1997. Commencing January 1, 1998, Buyer shall pay all expenses and be entitled to all revenues related to the Business. The parties agree that on or before 90 days after the Closing Date they will conduct a final accounting of such revenues and expenses and the party owing any additional adjustment shall make payment in cash within seven business days thereafter.

               SECTION 1.6 CHANGE OF NAME. On the date of Closing, Seller shall take all necessary action to change Seller's current Business Name, to a name not the same as or similar to Suburban Wastewater Services Inc. or any other symbol, trademark, service mark, logo or trade name now used by Seller. Seller shall, on the date of closing, deliver to Buyer, in form suitable for filing, such certificates, consents and other documents as are necessary to effect the transfer of the registration of the Business Name conveyed by Buyer pursuant to this Agreement in Massachusetts and shall grant any consents and take any other and further action, all at Seller's own expense, requested by Buyer to enable Buyer to reserve or register any such name for use of Buyer in Massachusetts. Notwithstanding the foregoing, Seller currently uses the name "Suburban" in other contexts and may continue to do so after the date of Closing.

                            ARTICLE 2. PURCHASE PRICE

               SECTION 2.1 PURCHASE PRICE. Subject to Sections 2.3 and 2.4 below, Parent shall pay to Seller for the Assets and the restrictive covenants set forth herein $1,200,000 (the "Purchase Price"). The Purchase Price shall be payable on the Closing Date as follows: (i) the assumption by Buyer of the Assumed Debt (as hereinafter defined); (ii) the balance by delivery of that total number of shares of the common stock of Parent, $.01 par value (the "Parent Stock"), which shall have an aggregate Agreed Value equal to $1,200,000 minus the amount of the Assumed Debt, calculated in accordance with Section 2.2 below.

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               SECTION 2.2 AGREED VALUE OF PARENT STOCK. For purposes of this
Agreement, the "Agreed Value" per share of Parent Stock shall be the average of the closing prices of a share of the only class of common stock of Parent, $.01 par value per share, on the American Stock Exchange as reported in THE WALL STREET JOURNAL for the following trading days: December 24, 1997; December 26, 1997; December 29, 1997; December 30, 1997; and December 31, 1997, adjusted for any stock splits, stock dividends and other capital changes between the first date of the valuation period and the date of issuance.

               SECTION 2.3 ASSUMPTION OF DEBT. As a portion of the Purchase Price payable in Section 2.1 above, Buyer shall assume or pay off at Closing, the actual debt of Seller up to a maximum of $197,383, which amount constitutes all of the debts of Seller (including lease payments and lease-end buy-out payments) related to the Assets (the "Assumed Debt"). Attached hereto as
Schedule 2.3 is a listing of all Assumed Debt and evidence establishing the amount required to pay off the Assumed Debt in full on the date of Closing.

               SECTION 2.4  CONTINGENT ADDITIONAL PURCHASE PRICE.

               (a) In addition to the consideration payable pursuant to Section
        2.1 above, Parent will pay to Pratt and Bailey an aggregate additional consideration in Parent Stock for the Assets if the operation of the Northeast Region (as hereinafter defined) due to the efforts of the Pratt and Bailey after closing generates the specified amount of earnings before taxes ("Pre-Tax Earnings") (as defined below), as follows:

                      (i) Parent Stock which shall have an aggregate Agreed
               Value of $500,000 if the Pre-Tax Earnings exceed $3,000,000 within the period from July 1, 1998 to June 30, 1999 (the "First Period");

                   (ii) the Parent Stock payable in (i) above plus Parent Stock which shall have an aggregate Agreed Value of $250,000 if the Pre-Tax Earnings exceed $4,000,000 within the First Period; and

                  (iii) the Parent Stock payable in (i) and (ii) above plus
               Parent Stock which shall have an aggregate Agreed Value of $250,000 if the Pre-Tax Earnings exceed $5,900,000 within the First Period.

               (b) The Agreed Value of the Parent Stock issued pursuant to
        Section 2.4(a) above shall not be more than 125% greater than the Agreed Value of the Parent Stock issued at Closing.

               (c) In addition to the consideration payable pursuant to Section
        2.1 above, Parent will pay to Stockholders an

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        aggregate additional consideration in Parent Stock for the Assets if the operation of the Northeast Region due to the efforts of the Pratt and Bailey after closing generates Pre-Tax Earnings, as follows:

                      (i) Parent Stock which shall have an aggregate Agreed
               Value of $900,000 if the Pre-Tax Earnings exceed $8,000,000 within the period from July 1, 1999 to June 30, 2000 (the "Second Period");

                   (ii) the Parent Stock payable in (i) above plus Parent Stock which shall have an aggregate Agreed Value of $375,000 if the Pre-Tax Earnings exceed $10,000,000 within the Second Period; and

                  (iii) the Parent Stock payable in (i) and (ii) above plus
               Parent Stock which shall have an aggregate Agreed Value of $225,000 if the Pre-Tax Earnings exceed $11,900,000 within the Second Period.

               (d) The Agreed Value of the Parent Stock issued pursuant to
        Section 2.4(c) above shall not be more than 140% greater than the Agreed Value of the Parent Stock issued at Closing.

               (e) Pre-Tax Earnings will be calculated within 60 days after the end of the First Period or Second Period, respectively, and any payments owed to Pratt and Bailey shall be paid on the date that is 90 days after the end of the First Period or Second Period, respectively.

               (f) For purposes of this Agreement, "Pre-Tax Earnings" shall mean the gross revenues derived from the Assets calculated in accordance with generally accepted accounting principles ("GAAP") consistently applied minus (i) all costs incurred in operating the Business (including, without limitation, all payroll costs, equipment operating costs, insurance costs, maintenance costs, legal, accounting and other professional fees, all depreciation, depletion and amortization expenses, all selling, general and administrative costs, interest and all other operating expenses); (ii) all taxes on operations such as franchise taxes, real and personal property taxes, use taxes and sales taxes (but specifically excluding all federal, state (if any) and local income taxes); (iii) reserves for financial assurance, closure and post closure costs (as applicable in the case of the acquisition or permitting of a treatment facility) and doubtful accounts. All of the foregoing shall be determined by Buyer in accordance with Parent's past practices and in accordance with GAAP consistently applied.

               (g) For purposes of this Agreement, "Northeast Region" shall mean the States of New Jersey, New York, Connecticut, Rhode Island, Massachusetts, New Hampshire, Vermont and Maine.

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               (h) In the event that Parent abandons its acquisition efforts in the Northeast Region prior to June 30, 2000, all future payments which could still be payable pursuant to the terms of Section 2.4(a) or
        Section 2.4(c) above, respectively, shall be paid by Parent to Pratt and Bailey within 60 days after such discontinuance.

               (i) All consideration which becomes payable under this Section
        2.4 shall be allocated among the Pratt and Bailey in the percentages set forth on Exhibit A attached hereto and made a part hereof.

                               ARTICLE 3. CLOSING

               SECTION 3.1 TIME AND PLACE OF CLOSING. Unless the parties otherwise agree, this transaction shall be closed simultaneously with the execution and delivery of this Agreement and the other documents and instruments referred to in this Article 3 (the "Closing"). The Closing shall take place at a location mutually acceptable to Buyer and Seller.

               SECTION 3.2 DELIVERIES BY SELLER AND STOCKHOLDERS. At the Closing, Seller and Stockholders shall deliver to Buyer, all duly executed:

               (a) an assignment of Seller's leasehold interest in the Land;

               (b) a General Conveyance, Assignment and Bill of Sale, in form and substance satisfactory to Buyer and Seller, conveying, selling, transferring and assigning to Buyer all of the Assets (other than the Land) (the "Bill of Sale");

               (c) motor vehicle Certificates of Title and/or registrations to the Rolling Stock, properly endorsed to Buyer;

               (d) a receipt acknowledging payment by Buyer of the Purchase
        Price;

               (e) fully executed consents to the assignment of the Customer Accounts set forth on Schedule 1.3, if any, in form and substance satisfactory to Buyer;

               (f) the documents evidencing Seller's change of name as required by Section 1.6;

               (g) a certified copy of the resolutions of the shareholders and directors of Seller authorizing the execution of this Agreement, the sale of the Assets to Buyer, and the consummation of the transactions contemplated herein, along with an incumbency certificate of Seller; and

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               (h) such other separate instruments of sale, assignment or transfer reasonably required by Buyer.

               SECTION 3.3 DELIVERIES BY BUYER. At the Closing, Buyer shall deliver to Seller the Purchase Price set forth in Section 2.1 and shall assume or make payment in full on the Assumed Debt.

                 ARTICLE 4. COVENANTS OF SELLER AND STOCKHOLDERS

               SECTION 4.1 USE OF BUSINESS NAME. Except as set forth in Section
1.6 above, Seller and Stockholders covenant not to use the Business Name or any similar names from and after the close of business on the date of Closing.

               SECTION 4.2 TRANSITION. Neither Seller nor Stockholders will take any action that is designed or intended to have the effect of discouraging any customer or business associate of Seller from maintaining the same business relationships with Buyer after the Closing that it maintained with Seller before the Closing. Seller and Stockholders will refer all customer inquiries relating to the Business to Buyer from and after the Closing.

               SECTION 4.3 SURVIVAL. Each of the covenants set forth in this Article 4 shall survive the Closing and the transfer of the Assets.


               ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF SELLER
                                AND STOCKHOLDERS

               SECTION 5.1 Seller and Stockholders, jointly and severally, represent and warrant to Buyer that:

               (a)    AUTHORITY.

                      (i) Seller is a corporation duly formed, validly existing
               and in good standing under the laws of the Commonwealth of Massachusetts. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the compliance by Seller and Stockholders with the terms of this Agreement do not and will not conflict with or result in a breach of any terms of, or constitute a default under, the Articles of Incorporation or Bylaws of Seller, or any instrument or other agreement to which Seller or Stockholders are a party or by which Seller or Stockholders are bound. This Agreement constitutes a valid obligation of Seller and Stockholders enforceable against Seller and Stockholders in accordance with its terms except as limited by bankruptcy, insolvency, reorganization or other such laws concerning the rights of creditors.

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                   (ii) Stockholders are each competent, under no duress or
               legal restraint, and have all necessary authority to enter into this Agreement, perform their obligations hereunder and consummate the transactions contemplated hereby.

                  (iii) All of the issued and outstanding shares of Seller are owned of record and beneficially by Stockholders, free and clear of all liens, security interests and encumbrances whatsoever.

               (b) COMPLIANCE WITH LAW. Neither Seller nor any of the Stockholders, to the best of their knowledge, is in default under any applicable federal, state or local laws, statutes, ordinances, permits, licenses, orders, approvals, variances, rules or regulations or judicial or administrative decisions ("Applicable Laws") which would have an adverse effect upon the Assets or the Business. Seller has been granted all licenses, permits, consents, authorizations and approvals from federal, state and local government regulatory bodies necessary or desirable to carry on the Business, all of which are currently in full force and effect. To the best knowledge of Seller and Stockholders, each of the Assets complies in all respects with all federal, state and local laws, statutes, ordinances, permits, licenses, approvals, rules and regulations applicable thereto.

               (c) EQUIPMENT. Listed on Schedule 1.1(a) hereto is a complete and accurate list of all Equipment used or for use in connection with the Business. Each piece of Equipment is in good working order and repair.

               (d) ROLLING STOCK. Listed on Schedule 1.1(b) hereto is a complete and accurate list of all Rolling Stock. Each motor vehicle, attachment, accessory and piece of materials handling equipment comprising the Rolling Stock is in good working order and repair.

               (e) CUSTOMER ACCOUNTS. Listed on Schedule 1.1(d) hereto is a complete and accurate list of the Customer Accounts as of the date hereof. Except as set forth on Schedule 1.3, all Customer Accounts are (and will be immediately following the Closing) in full force and effect and are valid, binding and enforceable against the respective parties thereto in accordance with their respective provisions, and Seller is not in default in, nor has there occurred an event or condition (including Seller's execution and delivery of or performance under this Agreement) which with the passage of time or the giving of notice (or both) would constitute a default, with regard to the payment or performance of any obligation under any Customer Account; no claim of such a default has been asserted and there is no reasonable basis upon which such a claim could validly be made. Neither Seller nor Stockholders

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        has received any notice that any person intends or desires to modify, waive, amend, rescind, release, cancel or terminate any Customer Account. By virtue of the grant, conveyance, sale, transfer and assignment of the Customer Accounts by Seller to Buyer hereunder, Buyer shall own and hold all right, title and interest of Seller in and to the Customer Accounts, without the consent or approval of any other person or entity.

               (f) TITLE TO THE PERSONAL PROPERTY. Seller has good and marketable title to all of the Assets constituting personal property, free and clear of all liens, encumbrances, security interests, equities or restrictions whatsoever except the Assumed Debt and, by virtue of the grant, conveyance, sale, transfer, and assignment of the Assets hereunder, Buyer shall receive good and marketable title to all of the Assets constituting personal property, free and clear of all liens, lease payments (including lease-end buy-out payments), encumbrances, security interests, equities or restrictions whatsoever except the Assumed Debt. The Assets include all of the permits, licenses, franchises, consents and other approvals necessary or desirable to conduct the Business.

               (g) TITLE TO REAL PROPERTY. Seller has never owned, leased or otherwise occupied, had an interest in or operated any real property other than the Land. Seller has good, leasehold title to the Land. Attached hereto as Schedule 5.1(g) is a true and complete copy of the lease for the Land.
        Except as set forth on Schedule 5.1(g):

                      (i) The Land is, and at all times during operation of the
               Business has been, fully licensed, permitted and authorized for the operation of the Business under all Applicable Laws relating to the protection of the environment, the Land and the conduct of the Business thereon (including, without limitation, all zoning restrictions and land use requirements).

                   (ii) The Land is usable for its current uses and can be used by Buyer after the Closing for such uses without violating any applicable law or private restriction, and such uses are legal conforming uses. There are no proceedings or amendments pending and brought by or, to the best of Seller's knowledge, threatened by, any third party which would result in a change in the allowable uses of the Land or which would modify the right of Buyer to use the Land for its current uses after the Closing Date.

               (h) LITIGATION. Except as set forth on Schedule 5.1(h) hereof, there is no claim, litigation, action, suit or proceeding, administrative or judicial, pending or threatened against Seller or Stockholders, or involving the Assets or the Business, at law or in equity, before any federal, state or

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        local court or regulatory agency, or other governmental authority.
        Neither Seller nor Stockholders has received any notice of any of the above and no facts or circumstances exist which would, with the passage of time or giving of notice (or both), give rise to any of the above.

               (i) EMPLOYEES. Attached as Schedule 5.1(i) hereof is a complete list of all employees of Seller and their respective rates of compensation (including a breakdown of the portion thereof attributable to salary, bonus and other compensation, respectively) as of the date of Closing. Each employee is an employee at will and there are no collective bargaining agreements affecting any employee of Seller. Buyer shall not be obligated to hire any of Seller's employees.

               (j) EMPLOYEE RELATIONS AND BENEFIT PLANS. Set forth on Schedule 5.1(j) is an accurate and complete list of all agreements of any kind between Seller and its employees or group of employees, including, without limitation, employment agreements, collective bargaining agreements and benefit plans. Buyer shall not, by the execution and delivery of this Agreement or otherwise, become obligated to or assume any liabilities or contractual obligations with respect to any employee of Seller or otherwise become liable for or obligated in any manner (contractual or otherwise) to any employee of Seller, including, without limiting the generality of the foregoing, any liability or obligation pursuant to any collective bargaining agreement, employment agreement, or pension, profit sharing or other employee benefit plan (within the meaning of Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended) or any other fringe benefit program maintained by Seller or to which Seller contributes or any liability for the withdrawal or partial withdrawal from or termination of any such plan or program by Seller.

               (k) FINANCIAL STATEMENTS. Seller has delivered to Buyer copies of Seller's balance sheet as of October 31, 1997 (the "Balance Sheet Date"), and a statement of income, cash flow and retained earnings for the period then ended (the "Financial Statements"). The Financial Statements (including any footnotes thereto) have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated. The Financial Statements (including all footnotes thereto) are true, complete and correct and present fairly the financial condition and the results of the operations of Seller for the period indicated thereon. All reserves for contingent risks have been estimated in accordance with GAAP and are appropriate and sufficient to cover all costs reasonably expected to be incurred from such risks. The Financial Statements are consistent with the books and records of Seller (which books and records are correct and complete).

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               (l) TAXES. No federal, state, local or other tax returns or reports filed by Seller (whether filed prior to, on or after the date hereof) with respect to the Business or the Assets will result in any taxes, assessments, fees or other governmental charges upon the Assets or Buyer, whether as a transferee of the Assets or otherwise. All federal, state and local taxes due and payable with respect to the Business or the Assets have been paid, including, without limiting the generality of the foregoing, all federal, state and local income, sales, use, franchise, excise and property taxes.

               (m) HAZARDOUS MATERIALS. To the best of Seller's and Shareholders' knowledge, neither Seller nor Stockholders has ever generated, transported, stored, handled, recycled, reclaimed, disposed of, or contracted for the disposal of, hazardous materials, hazardous wastes, hazardous substances, toxic wastes or substances, infectious or medical waste, radioactive waste or sewage sludges as those terms are defined by the Resource Conservation and Recovery Act of 1976; the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"); the Atomic Energy Act of 1954; the Toxic Substances Control Act; the Occupational Health and Safety Act; any comparable or similar Massachusetts statute; or the rules and regulations promulgated under any of the foregoing, as each of the foregoing may have been from time to time amended (collectively, "Hazardous Materials"). Seller has never owned, operated, had an interest in, engaged in and/or leased a waste transfer, recycling, treatment, storage or disposal facility, business or activity other than the Business. Seller has obtained and maintained all necessary trip tickets, signed by the applicable waste generators, and other records demonstrating the nature of the waste transported in connection with the Business. To the best of Seller's and Stockholders' knowledge, no employee, contractor or agent of Seller has, in the course and scope of employment with Seller, been harmed by exposure to Hazardous Materials. To the best of Seller's and Stockholders' knowledge, Seller has no direct or contingent liability or obligation for or in connection with any claimed release, discharge or leak of any substance onto the Land or into the environment. Further, to the best of Seller's and Stockholders' knowledge, no portion of the Land is listed on the CERCLA list or the National Priorities List of Hazardous Waste Sites or any similar list maintained by the Commonwealth of Massachusetts. Attached hereto as Schedule 5.1(m) is a complete list of the names and addresses of all disposal sites at any time now or in the past utilized by Seller, none of which sites, to the best of Seller's and Stockholders' knowledge, is listed on the CERCLA list or the National Priorities List of Hazardous Waste Sites or any comparable Massachusetts list. Neither Seller nor Stockholders is listed as a potentially responsible party under CERCLA or any comparable or similar Massachusetts statute; neither Seller nor Stockholders has received any notice of such a listing; and neither Seller nor Stockholders knows of any facts or circumstances which could give rise to such a listing.

               (n) GOVERNMENT NOTICES. Seller has delivered to Buyer, a description and copies, as of the date of this Agreement, of all notifications, filed or submitted, or required to be filed or submitted, to governmental agencies and of all material notifications from such governmental agencies relating to Seller and the Assets or relating to the discharge or release of materials into the environment or otherwise relating to the protection of the public health or the environment.

               (o) ABSENCE OF PRICE RENEGOTIATION CONTRACTS. Seller is not now nor has ever been a party to any governmental contracts subject to price redetermination or renegotiation.

               (p) GROSS REVENUES. Set forth on Schedule 5.1(p) are the gross revenues generated by the Business for the 12-month period immediately preceding the month in which the Closing occurs.

               (q) UNDERGROUND STORAGE TANKS. Except for the Land, Seller has never owned, leased or operated any real estate having any underground storage tanks containing petroleum products or wastes or other hazardous substances regulated by 40 CFR 280 and/or other applicable federal, state or local laws, rules and regulations and requirements. Set forth on Schedule 5.1(q) is a list of all above and below ground tanks located on the Land, each of which are being used and maintained in accordance with Applicable Laws.

               (r) COMPLETENESS OF DISCLOSURE. This Agreement and the Schedules hereto and all other documents and information furnished to Buyer and its representatives pursuant hereto do not and will not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. If Seller or Stockholders become aware of any fact or circumstance which would change a representation or warranty of Seller or Stockholders in this Agreement, the party with such knowledge shall immediately give notice of such fact or circumstance to Buyer. However, such notification shall not relieve Seller or Stockholders of their obligations under this Agreement, and at the sole option of Buyer, the truth and accuracy of any and all warranties and representations of Seller and Stockholders at the date of this Agreement shall be a precondition to the consummation of this transaction.

               SECTION 5.2 SURVIVAL. Each of the representations and warranties set forth in this Article 5 shall survive the Closing and the transfer of the Assets, in accordance with Article 8 hereof.

                ARTICLE 6.  REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

               SECTION 6.1 Buyer and Parent represent and warrant to Seller and Stockholders that:

               (a) CORPORATE ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

               (b) AUTHORIZATION. Buyer and Parent each have all requisite corporate power and corporate authority to enter into this Agreement, perform its respective obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the compliance by Buyer and Parent with the terms of this Agreement do not and will not conflict with or result in a breach of any terms of, or constitute a default under, Buyer's Articles of Incorporation or Bylaws or any other agreement or instrument to which Buyer or Parent is a party or by which Buyer or Parent is bound. All necessary corporate action has been taken by Buyer and Parent with respect to the execution and delivery of this Agreement, and this Agreement constitutes a valid obligation of Buyer and Parent enforceable in accordance with its terms except as limited by bankruptcy, insolvency, reorganization or other such laws concerning the rights of creditors.

               (c) PARENT STOCK. The Parent Stock to be delivered to Seller in connection with this Agreement, when delivered in accordance with the terms of this Agreement, will constitute valid and legally issued shares, fully paid and nonassessable and will be registered and free from any restriction on transfer other than restrictions imposed by the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

               SECTION 6.2 SURVIVAL. Each of the representations and warranties set forth in this Article 6 shall survive the Closing and the transfer of the Assets, in accordance with Article 8 hereof.

                            ARTICLE 7. NONCOMPETITION

               SECTION 7.1 NONCOMPETITION COVENANTS. Seller and each of the Stockholders, jointly and severally, agree that for a period of four years following the date of Closing, none of them shall directly or indirectly, through a subsidiary or affiliate, without the prior express written consent of
Buyer:

               (i) engage, whether as a corporation on its own account, or as an officer, director, shareholder, owner, partner, joint venturer, investor, agent, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in the business of: siting, developing, constructing, permitting or operating a facility for the processing, treatment or disposal of nonhazardous liquid waste (including, without limitation, waste oil, waste water, grease trap waste, grit trap waste and oil contaminated water); and transportation or collection of any such materials, in each case within a radius of 100 air miles of Braintree, Massachusetts (the "Territory");

            (ii) call upon any person who is, at that time, within the Territory, an employee of Buyer in a managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of Buyer;

           (iii) call upon any person or entity which is, at that time, or which has been, within one year prior to that time, a customer of Seller or Buyer, as the case may be, within the Territory for the purpose of: siting, developing, constructing, permitting or operating a facility for the processing, treatment or disposal of non-hazardous liquid waste (including, without limitation, waste oil, waste water, grease trap waste, grit trap waste and oil contaminated water); and transportation or collection of any such materials, in each case within the Territory;

            (iv) call upon any prospective acquisition candidate, on their own behalf or on behalf of any competitor, which candidate was either called upon by Seller or Stockholders or for which Seller or Stockholders made an acquisition analysis for Seller or Buyer;

               (v) disclose the identity of Buyer's customers, whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever; or

            (vi) promote or assist, financially or otherwise (including, without limitation, lending, guaranteeing loans or otherwise providing financial assurance in any way), any person, firm, partnership, corporation or other entity whatsoever to do any of the above.

               Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Seller or Stockholders from acquiring as an investment not more than one percent of the capital stock of a competing business, whose stock is traded on a national securities exchange or over-the-counter.

               SECTION 7.2 INJUNCTIVE RELIEF. Because of the difficulty of measuring economic losses to Buyer as a result of the breach of the foregoing covenant, and because of the immediate and irreparable damage that would be caused to Buyer for which it would have no other adequate remedy, Seller and Stockholders agree that, in the event of breach by any of them of the foregoing covenant, the covenant may be enforced by Buyer by, without limitation, injunctions and restraining orders.

               SECTION 7.3 REASONABLENESS OF COVENANTS. It is agreed by the parties that the foregoing covenants in this Section 7 impose a reasonable restraint on Seller and Stockholders in light of the activities and business of the Buyer on the date of the execution of this Agreement and the future plans of the Buyer.

               SECTION 7.4 SEVERABILITY OF COVENANTS. The covenants in this
Section 7 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

               SECTION 7.5 INDEPENDENT COVENANTS. All of the covenants in this
Section 7 shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or clause of action of Seller or Stockholders against Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of such covenants. It is specifically agreed that the duration of the noncompetition covenants stated above shall be computed by excluding from such computation any time during which Seller or Stockholders is in violation of any provision of this Section 7 and any time during which there is pending in any court of competent jurisdiction any action (including any appeal from any judgment) brought by any person, whether or not a party to this Agreement, in which action Buyer seeks to enforce the agreements and covenants of Seller or Stockholders or in which any person contests the validity of such agreements and covenants or their enforceability or seeks to avoid their performance or enforcement.

               SECTION 7.6 MATERIALITY. Seller and Stockholders hereby agree that the foregoing noncompetition covenants are a material and substantial part of this transaction.

            ARTICLE 8. NON-ASSUMPTION OF LIABILITIES; INDEMNIFICATION

               SECTION 8.1 NON-ASSUMPTION OF LIABILITIES. Except as explicitly set forth in Section 8.2 below, Buyer shall not, by the execution and performance of this Agreement or otherwise, assume, become responsible for or incur any liability or obligation of any nature of Seller or Stockholders whether legal or equitable, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, whether arising out of occurrences prior to, at or after the date of this Agreement, including, without limiting the generality of the foregoing, any liability or obligation arising out of or relating to: (a) any occurrence or circumstance (whether known or unknown) which occurs or exists on or prior to the date of this Agreement and which constitutes, or which by the lapse of time or giving notice (or both) would constitute, a breach or default under any lease, contract, or other instrument or agreement (whether written or oral); (b) any injury to or death of any person or damage to or destruction of any property, whether based on negligence, breach of warranty, or any other theory;
(c) a violation of the requirements of any governmental authority or of the rights of any third person, including, without limitation, any requirements relating to the reporting and payment of federal, state, local or other income, sales, use, franchise, excise or property tax liabilities of Seller or Stockholders; (d) the generation, collection, transportation, storage or disposal by Seller or Stockholders of any materials, including, without limitation, Hazardous Materials; (e) an agreement or arrangement between Seller and the employees of Seller or Stockholders or any labor or collective bargaining unit representing any such employees; (f) the severance pay obligation of Seller or any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) or any other fringe benefit program maintained or sponsored by Seller or Stockholders or to which Seller or Stockholders contributes or any contributions, benefits or liabilities therefor or any liability for the withdrawal or partial withdrawal from or termination of any such plan or program by Seller or Stockholders; (g) the debts of Seller or Stockholders other than the Assumed Debt; (h) any litigation against Seller or Stockholders, whether or not listed on Schedule 5.1(h); (i) any liability, obligation, cost or expense related to the Excluded Assets; (j) any liability, obligation cost or expense related to the Land related to the time prior to the Closing Date, including, without limitation, the environmental condition thereof; and (k) the liabilities or obligations of Seller or Stockholders for brokerage or other commissions relative to this Agreement or the transactions contemplated hereunder. Seller and Stockholders each agree to indemnify Buyer, its successors and assigns from and against all of the above liabilities and obligations in accordance with Section 8.3 below.

               SECTION 8.2 ASSUMPTION OF SPECIFIC LIABILITIES. In addition to the payment of the Assumed Debt, Buyer agrees to perform all of Seller's contractual obligations related to the Customer Contracts to the extent, and only to the extent, such obligations first mature and are required to be performed after the close of business on the Closing Date.

               SECTION 8.3 INDEMNIFICATION BY SELLER AND STOCKHOLDERS. Notwithstanding investigation at any time made by or on behalf of Buyer, Seller and Stockholders, jointly and severally, agree to defend, indemnify and hold harmless Buyer, its officers, shareholders, directors, divisions, subdivisions, affiliates, parent, employees, agents, successors, assigns and the Assets from and against all losses, claims, actions, causes of action, damages, liabilities, expenses and other costs of any kind or amount whatsoever (including, without limitation, reasonable attorneys' fees), whether equitable or legal, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, which result, either before or after the date of this Agreement, from:

               (a) inaccuracy in any representation or warranty made by Seller or Stockholders in this Agreement;

               (b) breach of any representation or warranty under this Agreement by Seller or Stockholders;

               (c) failure of Seller or Stockholders duly to perform and observe any term, provision, covenant, agreement or condition under this Agreement;

               (d) liability of Seller or Stockholders imposed upon Buyer (including, without limitation, all liability for the generation, collection, transportation, storage or disposal of any materials, including, without limitation, Hazardous Materials, whether or not disclosed on Schedule 5.1(m) hereof);

               (e) misrepresentation in or omission from any Schedule to this Agreement;

               (f) failure of Seller or Stockholders to obtain consent to a Customer Account requiring such consent (including, without limitation, reimbursement to Buyer of the value of such nonassigned Customer Account);

               (g) liability of Seller or Stockholders resulting from one or more pending or threatened lawsuits whether or not listed on Schedule 5.1(h);

               (h) liability of Seller or Stockholders to creditors of Seller or Stockholders which is imposed on Buyer whether as a result of bankruptcy proceedings or otherwise and whether as an account payable by Seller or Stockholders or as a claim of alleged fraudulent conveyance or preferential payments within the meaning of the United States Bankruptcy Code or otherwise; and

               (i) the existence of creditors of Seller which are not disclosed to Buyer;

               (j) any of the matters described in Section 8.1(a)-(k) hereof;
        and

               (k) subject to Section 8.5 hereof, any claim by a third party that, if true, would mean that a condition for indemnification set forth in this Section 8.3 had been satisfied.

Buyer shall be deemed to have suffered such loss, claim, action, cause of action, damage, liability, expense or other cost, or to have paid or to have become obligated to pay any sum on account, of, the matters referred to in subparagraphs (a) - (l) of this Section 8.3 if the same shall be suffered, paid or incurred by Buyer or any parent, subsidiary, affiliate, or successor of Buyer. The amount of the loss, claim, action, cause of action, damage, liability, expense or other cost deemed to be suffered, paid or incurred by Buyer shall be an amount equal to the loss, claim, action, cause of action, damage, liability, expense or other cost suffered, paid or incurred by such parent, subsidiary, affiliate, or successor.

               SECTION 8.4 PROCEDURE FOR INDEMNIFICATION. Promptly after a party hereto (hereinafter the "Indemnified Party") has received notice of or has knowledge of any claim by a person not a party to this Agreement ("Third Person") or the commencement of any action or proceeding by a Third Person, the Indemnified Party shall, as a condition precedent to a claim with respect thereto being made against any party obligated to provide indemnification pursuant to this Agreement (hereinafter the "Indemnifying Party"), give the Indemnifying Party written notice of such claim or the commencement of such action or proceeding (the "Notice"). The Notice shall state the nature and the basis of such claim and a reasonable estimate of the amount thereof. The Indemnifying Party, after receipt of the Notice, shall defend and settle, at its own expense and by its own counsel, each such matter so long as the Indemnifying Party pursues the same diligently and in good faith and the claim does not involve injunctive or equitable relief or involve the possibility of criminal penalties. The Indemnified Party shall cooperate with the Indemnifying Party and its counsel in the defense thereof and in any settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records or information reasonably requested by the Indemnifying Party that are in the Indemnified Party's possession or control. Notwithstanding the foregoing, the Indemnified Party shall have the right to participate in any matter through counsel of its own choosing at its own expense, provided that the Indemnifying Party's counsel shall always be lead counsel and shall determine all litigation and settlement steps, strategy and the like. After the Indemnifying Party has received the Notice, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability, except to the extent such participation is requested by the Indemnifying Party, in which event the Indemnified Party shall be reimbursed by the Indemnifying Party for reasonable additional legal expenses, out-of-pocket and allocable share of employee compensation incurred in connection with such participation for any employee whose participation is so requested. The foregoing notwithstanding, if the Indemnifying Party fails diligently to defend any such matter to which the Indemnified Party is entitled to indemnification hereunder or if the claim involves injunctive or equitable relief or involves the possibility of criminal penalties, the Indemnified Party may undertake such defense through counsel of its choice and at the Indemnifying Party's expense. In each case where the Indemnifying Party is obligated to pay the costs and expenses of the Indemnified Party, the Indemnifying Party shall pay the costs and expenses of the Indemnified Party as such costs and expenses are incurred. If the Indemnifying Party desires to accept a final and complete settlement of any such Third Person claim and the Indemnified Party refuses to consent to such settlement, then the Indemnifying Party's liability under this Section with respect to such Third Person claim shall be limited to the amount so offered in settlement by said Third Person and the Indemnified Party shall reimburse the Indemnifying Party for any additional costs of defense which it subsequently incurs with respect to such claim.

               SECTION 8.5 LIMITATION ON LIABILITY. The indemnification obligations set forth in this Agreement shall apply only after the aggregate amount of such obligations exceed $25,000, at which time the indemnification obligations shall be effective as to all amounts, including the initial $25,000 and shall in no event exceed a maximum of the payments made pursuant to Article 2 hereof.

               SECTION 8.6 SURVIVAL OF INDEMNIFICATION. The indemnification obligations of the parties contained herein shall survive until July 1, 2001.

             ARTICLE 9. FEDERAL SECURITIES ACT RESTRICTIONS ON STOCK

               SECTION 9.1 REGISTERED STOCK. Parent represents and warrants to Seller and Seller acknowledges that all of the shares of Parent Stock to be delivered to Seller pursuant to this Agreement will be registered under the Securities Act of 1933, as amended (the "Act") prior to delivery to Seller.

               SECTION 9.2 GENERAL LEGEND. All Parent Stock shall bear the following legend:

        THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF RULE 145(D) PROMULGATED UNDER THE SECURITIES ACT OF 1933, AND MAY NOT BE TRANSFERRED OR DISPOSED OF BY THE HOLDER WITHOUT COMPLIANCE WITH SAID RULE.

               SECTION 9.3 COMPLIANCE WITH LAW. Seller covenants, warrants and represents that none of the shares of Parent Stock will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except in full compliance with the Act and the rules and regulations promulgated thereunder. Further, no Stockholder has any current plan or intention to seller, exchange or otherwise dispose of any of the Parent Stock following the Closing.

                               ARTICLE 10. GENERAL

               SECTION 10.1 FURTHER ASSURANCE. From time to time after the Closing, Seller and Stockholders will, without further consideration, execute and deliver such other instruments of conveyance and transfer, and take such other action as Buyer reasonably may request to more effectively convey and transfer to and vest in Buyer and to put Buyer in possession of the Assets to be transferred hereunder, and in the case of contracts and rights, if any, which cannot be transferred effectively without the consents of third parties, to endeavor to obtain such consents promptly, and if any be unobtainable, to use their best efforts to provide Buyer with the benefits thereof in some other manner. Seller and Stockholders will cooperate and use their best efforts to have the present officers, directors and employees of Seller cooperate with Buyer on and after the Closing in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing.

               SECTION 10.2 JOINT AND SEVERAL OBLIGATIONS. All representations, warranties and agreements of Seller or Stockholders under this Agreement, the Schedules and the transactions contemplated hereby shall be joint and several.

               SECTION 10.3 WAIVER. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of or in any similar breach or default occurring later; not shall any waiver of any single breach or default be deemed a waiver of any other breach of default occurring before or after that waiver.

               SECTION 10.4 TIME OF THE ESSENCE. Time is of the essence of this Agreement.

               SECTION 10.5 NOTICE. All notices or communications required or permitted under this Agreement shall be given in writing and served either by personal delivery, overnight courier or by deposit in the United States mail and sent by first class registered or certified mail, return receipt requested, postage prepaid:

                      If to Seller or Stockholders:

                      Glenn A. Pratt
                      482 King Street
                      Cohasset, MA 02025

                      with a copy to:

                      Lawrence C. Zalcman
                      Bonin & Zalcman, P.C.
                      One Boston Place
                      Boston, MA 02108

                      If to Buyer:

                      U S Liquids Inc.
                      411 N. Sam Houston Parkway East
                      Houston, TX 77060
                      ATTN: W. Gregory Orr

                      with a copy to:

                      U S Liquids Inc.
                      411 N. Sam Houston Parkway East
                      Houston, TX 77069
                      ATTN: David Turkal

                      with a copy to:

                      Elaine A. Chotlos, Esq.
                      Baker & Hostetler LLP
                      3200 National City Center
                      1900 E. 9th Street
                      Cleveland, OH 44114-3485

Notice shall be deemed given and effective the day personally delivered, the day after being sent by overnight courier, subject to signature verification, and three days after deposit in the U.S. mail as provided above, or when actually received, if earlier. Either party may change the address for notices or communications to be given to it by written notice to the other party given as provided in this Section.

               SECTION 10.6 ENTIRE AGREEMENT. This Agreement, the Schedules hereto, the consulting agreements and the other agreements referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter.

               SECTION 10.7 BINDING EFFECT; ASSIGNMENT. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, heirs, legal representatives, successors and permitted assigns. Seller shall have no right to assign this Agreement or any of their respective rights hereunder. Buyer may assign this Agreement without consent by Seller; provided, however, that the assignee under such assignment shall agree to assume the obligations of the assignor under this Agreement. It is further understood and agreed that Buyer may be merged or consolidated with another entity and that any such entity shall automatically succeed to the rights, powers and duties of Buyer hereunder.

               SECTION 10.8 EXPENSES OF TRANSACTION. Seller shall pay all costs and expenses incurred by Seller or Stockholders in connection with this Agreement and the transactions contemplated hereby and thereby, including, without limitation, the fees and expenses of Seller's attorneys and accountants and will make all necessary arrangements so that the Assets will not be charged with or diminished by any such cost or expense. Buyer shall pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby and thereby, including without limitation, the fees and expenses of its attorneys and accountants.

               SECTION 10.9 BROKER'S COMMISSION. Seller and Stockholders represent and warrant to Buyer and Buyer represents and warrants to Seller and Stockholders that the warranting party has had no dealing with any dealer, broker or agent so as to entitle such dealer, broker or agent to a commission or fee in connection with the sale of the Assets to Buyer. If for any reason any commission or fee shall become due, the party dealing with such dealer, broker or agent shall pay such commission or fee and agrees to indemnify and save the other party harmless from all claims for such commission or fee and from all attorneys' fees, litigation costs and other expense relating to such claim.

               SECTION 10.10 MODIFICATION; REMEDIES CUMULATIVE. This Agreement may not be changed, amended, terminated, augmented, rescinded or otherwise altered, in whole or in part, except by a writing executed by all of the parties hereto. No right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

               SECTION 10.11 SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties. If such modification is not possible, such provision shall be severed from this Agreement. In either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

               SECTION 10.12 GOVERNING LAW. This Agreement shall in all respects be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Massachusetts.


                  [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                            BUYER:

                                            U S LIQUIDS NORTHEAST, INC.


                                            By:    ___________________________
                                            Its:   ___________________________


                                            PARENT:

                                            U S LIQUIDS INC.


                                            By:    ___________________________
                                            Its:   ___________________________


                                            SELLER:

                                            SUBURBAN WASTEWATER SERVICES, INC.
                                            (EIN:  04-3287019)


                                            By:    ___________________________
                                            Its:   ___________________________


                                            STOCKHOLDERS:


                                            ______________________________
                                            Glenn A. Pratt
                                            (SSN:  ###-##-####)


                                            ______________________________
                                            James D. Baird
                                            (SSN:  ###-##-####)


                                            ______________________________
                                            Peter J. Collins
                                            (SSN:  ###-##-####)


                                            ______________________________
                                            John J. Bailey
                                            (SSN:  ###-##-####)

                                LIST OF SCHEDULES


Exhibit A       --    Allocation of Contingent Additional Purchase Price

Schedule 1.1(a) --  Equipment

Schedule 1.1(b) --  Rolling Stock

Schedule 1.1(d) --  Customer Accounts and Related Approvals

Schedule 1.1(g) --  Permits

Schedule 1.3    --  Customer Accounts Requiring Consent to Assignment

Schedule 1.4    --  Accounts Receivable

Schedule 2.3    --  Assumed Debt

Schedule 5.1(g) --  Real Property Disclosure

Schedule 5.1(h) --  Litigation

Schedule 5.1(i) --  Employees

Schedule 5.1(j) --  Employee Agreements

Schedule 5.1(m) --  List of Disposal Sites

Schedule 5.1(p) --  Gross Revenues

Schedule 5.1(q) --  Storage Tanks